Exhibit 23.1

June 29, 2006



Board of Directors
Oxford Investments Holdings Inc.
1315 Lawrence Avenue East
Suite 520
Toronto, Ontario
M3A 3R3

Dear Sirs:

This letter is to constitute our consent to include the audit report of Oxford Investments Holdings Inc. as of December 31, 2005 in the Registration Statement filed on Form 20-F contemporaneously herewith and subject to any required amendments thereto.


Yours very truly,


/s/ Brian Hochman


DANZIGER & HOCHMAN
CHARTERED ACCOUNTANTS